Exhibit 99.1
Legacy Reserves LP to Acquire Oil and Natural Gas Producing Properties for $45 Million
MIDLAND, Texas, March 20, 2007 — Legacy Reserves LP (Nasdaq:LGCY) today announced that it has signed a definitive purchase agreement to acquire certain oil and natural gas producing properties from Nielson & Associates, Inc., for an aggregate purchase price of $45 million, subject to purchase price adjustments, to be paid $30 million in cash with the remainder to be paid with the issuance of 611,247 Legacy units at closing. The properties are located in the East Binger (Marchand) Unit in Caddo County, Oklahoma. The acquisition is subject to customary closing conditions and is expected to close in mid-April.
Cary Brown, Chairman and Chief Executive Officer of the general partner of Legacy Reserves LP, said, “The East Binger Unit is an excellent fit with our existing asset portfolio and the experience and skill set of our management team. The East Binger acquisition scales up our position in Oklahoma where members of our management team have previously operated. These assets are also consistent with our target acquisition profile of long-lived, stable producing properties with low-risk exploitation opportunities.”
Operational highlights:
•	Estimated proved reserves of 4.1 MMBoe

•	Miscible nitrogen injection project

•	Reserve life index of approximately 15.7 years

•	Current net production of approximately 734 Boe per day

•	Over 50 producing wells and 30 gas injection wells

•	13,000 gross acres within the unit boundary

•	Operated through joint venture company to be 50% owned by Legacy
Financial highlights:
We expect the acquisition to be immediately accretive to distributable cash flow per unit. Management will evaluate the impact of the acquisition on current distribution levels as it integrates the assets. All changes in distributions are subject to approval by the Board of Directors of the general partner of Legacy Reserves LP.
Concurrently with the closing of the acquisition, Legacy will enter into a registration rights agreement with Nielson & Associates, Inc. granting Nielson & Associates, Inc. and their permitted transferees certain rights to have the units to be acquired at the close of this acquisition included in registration statements that may be filed in the future or at their request.
About Legacy Reserves LP
We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin of West Texas and southeast New Mexico. Additional information is available at www.LegacyLP.com.
Cautionary Statement Relevant to Forward-Looking Information
This press release contains forward-looking statements relating to Legacy’s operations that are based on management’s current expectations, estimates and projections about its operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimated,” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the factors contained in these forward-looking statements are uncertainties as to the actual amount and timing of Legacy’s transition costs from a private entity to a publicly held MLP. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are realized oil and natural gas prices; production volumes; lease operating expenses, general and administrative costs and finding and development costs; future operating results; and the factors set forth under the heading “Risk Factors” in our Prospectus filed pursuant to Rule 424(b)(5) on January 11, 2007 (File No. 333-138637).
Contact:
Legacy Reserves LP
Steven H. Pruett
President and Chief Financial Officer
432-682-2516

Source: Legacy Reserves LP